Exhibit 99.1

Sino Agro Food, Inc. Reports Q1 2016 Results

Revenue of USD 71.9 M with Diluted EPS of USD .39

Record Volumes in Value Added Processing, Beef imports, and Aquaculture

May 16, 2016

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME)

Record Volumes Across the Board during Transitional Period

•	The Aquaculture segment continued growth in overall sales volume to 1,891 metric tons of prawns and seafood in Q1 2016, increasing approximately 40% over both Q1 2015 (1,380 MT) and the Q4 2015 (1,325 MT). The introduction of mixed fish species contributed an increase in gross profit of USD 1.1M.

•	The Company continued to grow value added beef production to 2,177 MT in the first quarter of 2016 (vs. 1,227 MT in Q1 2015), resulting in year over year revenue growth at QZH of 45 percent to USD 17.7M (12.2), and gross profit growth of 22 percent to USD 4.9M (4.0). Compared sequentially to Q4 2015, gross profits grew 53 percent.

The Company’s Integrated Cattle segment fared favorably compared to Chinese beef rearing peer companies, owing to value added production and the herd transition.

•	Total trading import volume grew to 1,050 MT in the first quarter of 2016 (vs. 790 MT in Q1, 2015) as a result of record high beef import volume of 970 MT (398MT).

•	The Cattle Farm segment (MEIJI) improved overall gross margins to maintain approximately equal gross profit by selling a higher proportion of locally bred “Yellow Cattle” at higher price points with an average weight of 350 Kg /head replacing lower margin beef cattle averaging over 600 Kg/head.

Improved Gross Margins Lead to Positive Gross Profits, Given Challenging External Conditions

A combination of product pricing pressures, supply shortages, and severely reduced available days for project development restrained results in the first quarter. Despite these factors, the Company did manage to a gross profit within tolerance for sequential comparison. We expect all of these factors to improve over the remainder of 2016.

In addition to the annual Chinese New Year holiday, inclement weather and extraordinary factors resulted in a period of only three weeks to perform contracted services throughout the first quarter. Without these conditions, sequential quarterly total gross profit would have increased by approximately USD 1.6M (or 7.5 percent).

•	Stockholders’ equity increased by USD 9.3M to USD 492.0M (482.7) during the quarter.

Significant Progress toward Incremental Future Results:

Some progress during the quarter does not show up directly in the quarterly financials, yet may be as significant or more significant than current revenue, by bringing significant future results closer to fruition.

•	Initial stocking of tanks at Zhongshan’s Prawn Farm 3 took place during the quarter. The ongoing prawn life cycle trial is being used to test and refine design changes intended to dramatically improve technical efficiencies beyond the Company’s existing RAS aquaculture farms, leading to scaled, high yield production.

•	Portions of the low margin domestic cattle herd were replaced during the quarter by higher margin premium, albeit younger Wagyu and Angus cattle that will not produce revenue until reaching full growth.

Sequential Comparison:

The Company achieved the following results, comparing the first quarter of 2016 to the fourth quarter of 2015:

(USDm, except per share and margin data)	Q1 '16	Q4 '15%
Revenue	71.9	98.1	-27%
Gross Profit	18.9	21.4	-47%
Gross Profit Margin	26.2%	21.8%	+20%
Net Income	13.5	18.3	-26%
Net Income attributable to SIAF	8.6	11.8	-27%
Earnings Per Share (USD) - fully diluted	.39	.64	-39%

Below are the key points explaining year over year comparisons. The following section, Outlook and Subsequent Events, explains the past and recent developments already put into action to improve results, starting in Q2 and progressively throughout 2016.

Key Points

•	Short supply of eel elvers from last season adversely impacted aquaculture sales mix:

Aquaculture (CA and Tri-Way): Comparing Q1 2016 to Q1 2015, revenue from the sale of goods declined 41 percent to USD 16.1M (27.2M), and gross profit declined 46 percent to USD 3.8M (7.1). The introduction of mixed fish species contributed an increase in gross profit of USD 1.1M (0), but the year over year decline from eels alone was USD 4.7M, more than the total decline of $3.3M.

•	A severe sequential drop in domestic beef prices led to curtailing the sale of live cattle:

Integrated Cattle (SJAP): Revenue decreased 27.3 percent to USD 26.3 (36.2). Due to the relaxation of trade restrictions on beef imports to China from 11 exporting countries, the price for live weight domestic cattle fell from RMB32/Kg in mid-year 2015 to an average price of RMB25/Kg in the fourth quarter of 2015, and bottomed at another 40% lower to RMB15/Kg during the first quarter of 2016. Accordingly, the Company curtailed its sales of live cattle to 851 head in the first quarter of 2016 (vs. 5,032 Q1 2015), resulting in commensurate drops in revenue and gross profit.

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•	Supply shortage of imported seafood from constrained trading volume:

Seafood and Meat Trading: The decrease of 34% in revenue to USD 6.4M was due to lower imports of seafood from Madagascar after its government introduced policies restricting its export of seafood in the second half of 2015. Total import volume grew to 1,050 MT in the first quarter of 2016 (vs. 790 MT in Q1, 2015). Record high beef import volume of 970 MT was insufficient to outweigh the seafood shortfall because of lower beef ASP.

•	Capital expenditure amounted to USD 20M during Q1, with the following main components:

USD 9.9M was invested into SJAP toward additional capacity, including completion of cold storage; USD 3.4M in HSA for completion of cattle facilities; and USD 3.1M invested into TRW/CA.

Two line items – the reduction in eel sales within the aquaculture segment and curtailed sale of live cattle in the integrated cattle segment -- explain 120 percent of the company-wide year over year gross profit decrease in sale of goods, 66% and 54% respectively.

Outlook and Subsequent Events

From Q2 2016 and progressively beyond, the Company foresees growth in all its business segments, stemming not only from possible improved product mixes and pricing, but also because of newly constructed capacities becoming productive, new sourcing avenues becoming available, and some recent positive developments already put into action:

Aquaculture: Poised for Rapid Growth

•	The Company anticipates beginning commercial scale production and sale of prawns at Zhongshan’s Prawn Farm 3 early in the second half of 2016. Achieving targeted production of 2,500 MT in 2016 alone would double the total segment prawn production in 2015, and increase total 2015 aquaculture volume and revenue by approximately 37 percent. More importantly, this sets the stage for full year ramp up of Prawn Farm 3 in 2017 with targeted production of 10,000 MT, which alone would increase 2016 full aquaculture segment production by another 108 percent.

•	Further, as first reported on the recent annual earnings conference call, the Company is now finalizing contractual arrangements to construct Prawn Farm 4 in six modules, each the size of PF3, at a cost of approximately USD 4.00/Kg, considerably below expenditures for PF1 through PF3. In addition, deferred payment terms significantly enhance the ability of the project to self-fund ongoing construction with cash flow from the sale of goods.

•	Development underway at Prawn Farm 2 targets doubling the current capacity of 2.5 billion postlarvae prawns per year to 5.0 billion in 2017, and adding another 50% to 7.5 billion in 2018.

Integrated Cattle: Upgrades to Improve Margins and Profit

As highlighted for some time, the Company is transitioning the beef business in three major ways:

•	Reducing the overall herd size by approximately 50% from 20,000 to 10,000 by the end of 2018, and replacing domestic cattle with premium Wagyu cattle and 550-day grain fed Angus cattle. This transition is a deliberate process by definition, but will add dramatically higher profit margin products incrementally to the mix of live cattle sales.

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•	Continuing to expand deboning, packaging and cold storage facilities and throughput to process more imported beef into higher margin down stream products; i.e., freshly chilled and packaged frozen meats.

•	Adding dried and canned meat lines into the value added processing sector to round out higher value brand products. Accordingly, the plan for SJAP’s canning facility to be on line in 2017 is on schedule.

Trading: New Sourcing and Facilities to Boost Volumes

•	Shipments of live lobster and snow crab from the U.S. and Canada commenced late in the first quarter with volume at the Shanghai Distribution Center passing 3 MT per week in April, aiming for 5 MT per week by the end of Q2.

•	Trial shipments of live tropical crayfish have been imported from Pakistan. Limited supply has created extremely attractive prices that will lift gross margins within this segment line item, even with relatively small volumes.

•	The Shanghai Distribution Center and a group of local seafood dealers at HunChun City, a northeast China city bordering Russia, are now developing a joint venture collection center operation. Crabs, marine prawns, and shellfish will be processed, frozen, packed, and shipped to the Shanghai Distribution Center for further distribution to regional seafood houses. Trial shipments are already underway and have proven successful. Russia has an ample supply of quality seafood, becoming one of China’s fastest developing import suppliers in the seafood industry. We expect this venture to boost our seafood trade from Q2 2016 onward, as well.

•	In concert with HunChun development, a smaller scale distribution facility is also being constructed at the same complex, targeting live fresh water prawn sales to regional cities near HunChun City. These will be supplied through our APM farms, developing a mutually beneficial internal two-way trade system between our operations.

Project Development: Full Book of Business; New Opportunity

The pipeline is robust for several years:

•	The Company is scheduled to construct building three at the Zhongshan Prawn Farm 3 starting later in 2016, increasing projected design capacity from 6,000 MT of prawns per year to 10,000 MT.

•	Upon completion of PF3, construction is scheduled to commence on Prawn Farm 4 modules, each the size of PF3, over the ensuing 3 1/2 years.

•	At Prawn Farm 2, the second phase of development of its two hectare (20,000 square meter) RAS enclosed dams for prawn grow-out is underway. Phase three work has also begun to expand the brood stock and nursery facilities at PF2.

•	The Madagascar Government has granted an exclusive abattoir license and an export permit to a group of Chinese businessmen operating in Madagascar to process sheep, goat and cattle for exports to China. This group of businessmen has appointed Capital Award as their turnkey contractor to construct and develop the factory and to manage its operations.

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Carve-out Exercises:

Work continued during the quarter on a long list of tasks for carving out subsidiary entities, primarily the Integrated Cattle Operations and the Aquaculture operations. Work progressed on schedule such that the Company anticipates being in a position to update shareholders with meaningful announcements within the next six weeks.

CEO Commentary

Summarizing the quarter, Sino Agro Food’s Chairman and CEO Solomon Lee states, “In Q1, the Company produced and sold record tonnage in each of the aquaculture, beef import/ distribution, and value added beef sectors, while remaining profitable, even with the adverse cyclical circumstances arising in the first quarter.

“As for the Aquaculture sector, during the first quarter we had an historically low contribution from high value, high margin fish; however, we expect contribution from higher value prawns and seafood to normalize for the remainder of the year.

“In the first quarter of 2016, due to exceptionally low prices effectively curtailing live cattle sales, we experienced a decrease in return on capital employed for our beef operations, which had seen favorable levels in previous years. Over the long term, we anticipate that higher proportions of revenue derived from value added processing and high value, high margin premium cattle will return capital efficiency to previous levels.

“We have maintained focus on creating competitively advantaged, stand-alone protein food business entities that have demonstrated full cycle production and sales, and readily exhibit growth potential based on newer and complementary facilities entering production. These facilities also create size, vertical integration, and competitive advantages within our subsidiaries, adding to the evident growth path that makes them more viable for carve out at more attractive valuations. For instance, the brood stock and nursery facilities at Prawn Farm 2 will feed the initial grow out tanks at Prawn Farm 3. The new canning facility further positions SJAP as a full service cattle farm and beef processor, expanding sales into overseas markets.

“Steps are being taken to carve out these entities for separate listings in an effort to align the operations and assets into proper market valuations. We are pleased with reception to date, and remain dedicated to these tasks involved to achieve our primary corporate strategic initiative for 2016.”

2016 First Quarter Report

For detailed segment operational performance and developments, please take the time to read our latest 10-Q filing, or refer to the interim report posted to the Company website: 2016 First Quarter Interim Results

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Earnings Call Information

The Company will host an earnings call on Tuesday, May 24, 2016 at 10:00 AM EDT/4:00 PM CET to discuss annual financial results for 2015, with questions and answers. To participate in the conference call please use the following information:

SIAF 2016 Q1 Call Information
Date: May 24, 2016	Time: 10:00 AM, EDT/4:00 PM CET
Participant Dialing Instructions:
SE: +46 8 5059 63 06 NO: 47 23 50 05 59 US: + 1 (866) 928-7517	UK: +44 203 139 48 30 CN: +86 400 681 54 21
Conference Pincode 52035826# The earnings call will also be available over the web. To access, click the following link: Sino Agro Q1 2016 Earnings Call

About Sino Agro Food, Inc.

SIAF develops and operates protein food businesses in the People's Republic of China. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 429 million in 2015. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai.  Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

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Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman	Erik Ahl
Investor Relations	Nordic Countries
+1 (775) 901-0344	+46 (0) 760 495 885
info@sinoagrofood.com	erik.ahl@sinoagrofood.com

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